Exhibit 10.2

Hittite Microwave Corporation 2 Elizabeth Drive Chelmsford, Massachusetts 01824

August 27, 2013

Rick D. Hess
65 Village Road
Westford, MA 01886
Dear Rick,
Reference is made to the employment agreement dated March 13, 2013 between Hittite Microwave Corporation (“Hittite” or the “Company”) and you (the “Employment Agreement”). This is to confirm our agreement that, in order to correct a clerical error in Appendix A to the Employment Agreement as executed on March 13, 2013, relating to the conditions for vesting of the Retention Award described therein,the Employment Agreement shall be, and it is hereby, amended by replacing such Appendix A with the corrected version of Appendix A in the form attached to this letter.

Except as expressly amended hereby, the Employment Agreement shall remain in force and be given effect in accordance with its terms.

Please confirm that this letter correctly sets forth our agreement by signing where indicated below and returning an executed copy of this offer to me at your earliest convenience.

Sincerely,

/s/ Franklin Weigold
Franklin Weigold

Chairman of the Board
Acknowledged and agreed:.

/s/ Rick D. Hess	August 27, 2013
Rick D. Hess	Date

cc: HR file

Appendix A to offer letter

Retention Award Vesting Conditions

The Retention Award will vest on the fourth anniversary of the date of grant of the award (the “Vesting Date”), provided that you are employed by the Company on that date, with the number of shares that vest, if any, being determined as follows:

At the conclusion of the four-year period ending on the Vesting Date (the “Measurement Period”), the total shareholder return (as defined below) (“TSR”) of the Company’s common stock over the Measurement Period will be calculated in a manner specified in the award agreement and ranked by percentile in relation to the TSRs of a representative group of public semiconductor companies, including the Company, selected by the Compensation Committee (the “Comparison Group”), calculated in the same manner over the Measurement Period.

•	If the Company’s TSR is below the 25th percentile of the Comparison Group, no shares will vest;

•
If the Company’s TSR is at the 50th percentile of the Comparison Group, the number of shares as to which the award will vest will be equal to [insert number of shares having an aggregate value on the date of grant equal to$1.5 million] (the “Target Award”);

•
If the Company’s TSR is positive (the “Positive TSR Condition”) and is at or above the 75th percentile of the Comparison Group, a number of shares equal to 200% of the Target Award will vest; provided ,that in no event will the number of shares that vest exceed that number of shares as have an aggregate market value on the Vesting Date, determined by reference to the closing price of the Company’s Common Stock on the Vesting Date, as reported by Nasdaq, equal to $4.5 million (the “Share Cap”);

•	If the Company’s TSR is between the 25th percentile and the 50th percentile, the number of shares that will vest will be determined by linear interpolation, consistent with the following illustration:

Company TSR at the stated percentile	Percentage of Target Award Issued
At or below 25th	0%
30th	20%
35th	40%
40th	60%
45th	80%
50th	100%

•
If the Company’s TSR is above the 50th percentile, the number of shares that vest will be determined by linear interpolation, consistent with the following illustration, and subject to the limitations that (a) no shares in excess of the Target Award shall vest if the Positive TSR Condition is not met, and (b) in no event will the number of shares that vest exceed the Share Cap:

Company TSR at the stated percentile	Percentage of Target Award Issued
50th	100%
55th	120%
60th	140%
65th	160%
70th	180%
75th or above	200%